Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-213976) and Form S-8 (No. 333-195791) of Altra Industrial Motion Corp. of our report dated January 17, 2017 relating to the financial statements of the Stromag Business, which appears in this Current Report on Form 8‑K/A of Altra Industrial Motion Corp.

/s/ PricewaterhouseCoopers LLP

Birmingham, United Kingdom

March 15, 2017